FOR IMMEDIATE RELEASE:

Investor Contact:
James F. Laird
Chief Financial Officer
614.255.3353 (jlaird@diamond-hill.com)

Media Contact:
Susan Stuart
Director - Client Relations & Communications
614.255.3348 (sstuart@diamond-hill.com)

DIAMOND HILL ANNOUNCES CHIEF FINANCIAL OFFICER SUCCESSION PLAN

Columbus, Ohio - July 31, 2014 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) announced that Jim Laird will step down as Chief Financial Officer effective December 31, 2014. Mr. Laird will continue as a member of the Diamond Hill Investment Group board of directors and as Secretary. Tom Line, currently Managing Director of Finance, will assume the role of Chief Financial Officer on January 1, 2015. Mr. Line joined Diamond Hill in April 2014, bringing 25 years of experience to this role, and will report to Chief Executive Officer, Ric Dillon.

“In my 2010 shareholder letter, I said that we expected to complete the development of the next generation of leaders, achieving management sustainability, over the next five years. This transition in leadership is an important step in our succession planning,” said Ric Dillon. “Jim has played a vital role in the growth of our firm, and I am grateful for his contribution and look forward to his continued service as a director and secretary.” This follows the recent announcement that Chris Bingaman was appointed President and is expected to succeed Mr. Dillon as Chief Executive Officer in January 2016. Mr. Dillon will remain a director and intends to continue as a portfolio manager.

Mr. Laird joined Diamond Hill in 2001 as Chief Financial Officer, Secretary and President of the Diamond Hill Funds. He was instrumental in building a solid foundation as the firm transitioned its business model and changed its focus to managing investments for institutions and individuals through mutual funds, separate accounts and private investment partnerships. With significant experience in the asset management industry as an executive with Nationwide Insurance in Columbus, Ohio, Mr. Laird joined Diamond Hill when total firm assets were less than $65 million and was integral to the long-term growth of the firm whose assets under management currently total over $14 billion.

Chris Bingaman, President, said, “As a start-up company in 2001, we benefited tremendously from Jim’s experience and knowledge of the asset management industry. Jim helped to lay a solid foundation for our business to build upon. I look forward to Tom’s contributions as CFO. Tom served as an independent chairman of the Board of Trustees of the Diamond Hill Funds for nine years prior to joining the firm. His depth of experience and knowledge of our industry will be significant as our business continues to grow.”

About Diamond Hill:
We are an independent investment management firm with significant employee ownership and $14.2 billion in assets under management as of June 30, 2014.  We provide investment management services to institutions and individuals through institutional separate accounts, mutual funds, and private investment funds.  Our entire investment team shares the same intrinsic value investment philosophy focused on absolute returns, and our interests are firmly aligned with our clients through significant investment in our strategies.  For more information visit www.diamond-hill.com.

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